CONFORMIS, INC.
FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) to a letter agreement of employment dated October 19, 2016 as amended and restated (the “Employment Agreement”) by and between ConforMIS, Inc., a Delaware corporation (the “Company”), and Mark A. Augusti (the “Executive”) is made and entered into as of August 1, 2017 (the “Effective Date of the Amendment”).
WHEREAS, the Company entered into the Employment Agreement and retained the services of the Executive as its President and Chief Executive Officer of the Company effective as of November 14, 2016;
WHEREAS, the Company and Executive amended and restated the Employment Agreement on or about December 2, 2016; and
WHEREAS, the Company and the Executive wish to further amend the Employment Agreement as set forth herein effective as of the Effective Date of the Amendment to conform certain provisions of the Agreement related to grants of equity to be consistent with the grants of equity that have been provided to the Executive, and to make other modifications to the terms of the Agreement as provided herein;
NOW THEREFORE, in consideration of the mutual covenants and responsibilities contained herein, the Company and the Executive hereto agree to the terms of the Amendment as follows:

1.	Section 7 of the Employment Agreement (“Annual Long-Term Incentive Awards”) is rewritten in its entirety to read as follows:
7. Annual Long-Term Incentive Awards: You will be eligible to participate in the Company’s annual long-term incentive program. Your initial annual long-term incentive award will be comprised of equity awards having a value of $1,000,000 (the “Initial Award”). The Initial Award will be allocated between an award of a Stock Option and a Restricted Stock Award (each as defined below).

A.
The Stock Option will consist of an option to acquire shares of the Company’s common stock having a Black Scholes value as of the date of grant of $500,000 (such Black Scholes value calculated using as the exercise price for a single share of the Company’s common stock the 60-day average closing price of the Company’s common stock on and inclusive of the date of grant, as reported by the Nasdaq Global Select Market), with such option (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) having an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the option, (iii) vesting in equal monthly installments over a four (4) year period, subject to your continued employment with the Company on each applicable vesting date, and (iv) having such other terms as are set forth in the applicable stock option agreement and the annual long-term incentive program.

B.
The Restricted Stock Award will consist of the right to receive shares of the Company’s common stock having a value of $500,000 (calculated using as the price of a single share of the Company’s common stock the 60-day average closing price of the Company’s common stock on and inclusive of the date of grant, as reported by the Nasdaq Global Select Market), with such shares (i) granted under and subject to the terms of the Company’s stock incentive plan, (ii) vesting in equal annual installments over a four (4) year period beginning on the first anniversary of the date of grant of the award subject to your continued employment on each applicable vesting date and (iii) having such other terms as are set forth in the applicable restricted stock award agreement and the annual long-term incentive program.

The Executive and the Company each acknowledge that the Initial Award was approved by the Company’s Board of Directors on or about May 9, 2017. Any subsequent annual incentive awards will be granted to you at the Board’s sole discretion, and the Board will also determine in its sole discretion the allocation of such award among different types of equity awards, the vesting terms for such equity awards (including applicable service and performance conditions) and such other terms and conditions applicable to such awards as the Board determines to be appropriate.

2.	Section 9 of the Employment Agreement (“Establishment of Principal Residence in Massachusetts”) is rewritten in its entirety to read as follows:

9. Establishment of Principal Residence in Massachusetts: In connection with your employment with the Company, you will be required to establish your principal residence in Massachusetts. In order to assist with this process, the Company will reimburse you up to $125,000 for reasonable expenses incurred by you in such establishment, including moving expenses (“Moving Expenses”) and expenses incurred in maintaining a temporary residence in Massachusetts and commuting between your current home and your temporary residence in Massachusetts prior to its becoming your principle residence (the “Commuting Expenses”) (collectively, the “Residency Expenses”), so long as such expenses are incurred no later than August 1, 2017. Beginning August 2, 2017, the Company will reimburse you up to $25,000 per calendar quarter for Residency Expenses, as well as commuting and other travel costs of your immediate family in traveling to and from your place of residence in North Carolina to your temporary residence in Massachusetts, incurred by you in such establishment until the earlier of: (i) the establishment of your principal residence in Massachusetts, or (ii) a determination by the Board of Directors in its sole discretion that the payment of such Residency Expenses is no longer required. The Residency Expenses will be reimbursed in accordance with Company policy, but no later than 60 days following the incurring of the expense, provided that you deliver to the Company reasonable substantiation and documentation of your Residency Expenses. To the extent permitted by applicable law, the Company will exclude deductible moving expenses from your W-2. For the avoidance of doubt, your establishment of your principal residence in Massachusetts is a material term of this letter agreement. If, prior to the one-year anniversary of the Effective Date, the Company terminates your employment for Cause (as defined below) or you resign your employment without Good Reason (as defined below), you will not be eligible for any unpaid Residency Expenses and will be obligated to repay to the Company, within thirty (30) days following your separation, all Moving Expenses (but not, for the avoidance of doubt, Commuting Expenses or other expenses incurred on or after August 2, 2017) received by you prior to your last day of employment.
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3.	Except as otherwise provided herein, the Employment Agreement shall remain in full force and effect, and this Amendment shall be deemed to be part of the Employment Agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date below.

Company:
/s/Kenneth P. Fallon, III     Date: 09-14-2017
Kenneth P. Fallon, III, Chairman
Executive:
/s/Mark A. Augusti     Date: 09-14-2017
Mark A. Augusti